Customers Bancorp Discloses Healthy Credit Quality & Declining Loan Deferrals; Reiterates Financial Guidance

West Reading, PA – September 15, 2020 – Over the last decade, Customers Bancorp and its wholly-owned subsidiary, Customers Bank (the “Bank”), have developed a suite of commercial and retail loan products with one particularly important common denominator: relatively low credit risk assumption. The Bank’s multifamily, mortgage warehouse, and specialty finance lines of business, for example, are characterized by conservative underwriting standards and low loss rates. As a consequence of this emphasis, the Bank’s credit quality to-date has been healthy despite a highly adverse economic environment. Nonperforming assets increased slightly to $92.6 million at August 31, 2020 from $86.4 million at June 30, 2020 and are expected to fall below $80.0 million by quarter-end due to the anticipated sale of an investment CRE loan.

Further, we are pleased to disclose a sharp decline in loan deferrals since our financial results for Q2 2020 were released. Excluding PPP loans, active deferments decreased to $439.0 million or 4.0% of total gross loans at August 31, 2020 from $750.5 million or 7.3% of total gross loans at July 24, 2020. The improvement was driven by the investment CRE, multifamily, and hotels categories. Looking forward, we anticipate active deferments to decline to approximately $271.2 million or 2.5% of total gross loans at the close of Q3 2020 and fall steadily through year-end.

Customers Bancorp: Total Loan & Lease Deferments
	7/24/2020		8/31/2020		9/30/2020E1
(amounts in millions)	Principal Deferred	% of Portfolio	Principal Deferred	% of Portfolio	Principal Deferred	% of Portfolio[2]
C&I and Investment CRE:
C&I	$45.9	2.1%	$49.1	2.1%	$13.6	0.6%
SBA	$13.4	13.4%	$13.5	12.9%	$6.0	5.7%
Investment CRE & Multi Family	$251.2	9.0%	$84.0	3.0%	$73.0	2.6%
Hotels	$301.5	72.9%	$241.8	58.6%	$126.4	30.6%

Equipment Finance:
Motor Coach	$18.1	48.5%	$11.2	34.0%	$25.0	76.0%
Transportation	$29.8	29.0%	$—	—%	$—	—%
Franchise	$1.8	5.1%	$—	—%	$—	—%
Equipment Finance - Other	$29.2	9.3%	$—	—%	$—	—%

Mortgage Warehouse:
Mortgage Warehouse	$—	—%	$—	—%	$—	—%

Consumer:
Consumer Installment	$22.6	1.8%	$13.5	1.1%	$13.4	1.1%
Home Mortgage	$34.9	10.9%	$24.6	7.9%	$12.5	4.0%
Manufactured Housing	$2.1	3.1%	$1.3	2.0%	$1.3	2.0%

Total Deferred[3]	$750.5	7.3%	$439.0	4.0%	$271.2	2.5%

(1) Data as of 9/30/20 is estimated. Please see the "Safe Harbor" Statement included in this press release.
(2) The denominator in this ratio, the portfolio balance in dollars, uses data as of August 31, 2020.
(3) "% of Portfolio" data in this row excludes PPP loans.

As the COVID-19 crisis continues, we believe we are well positioned with respect to credit quality compared to similarly sized U.S. banks. Loan exposure to at-risk industries as identified by Customers totaled only $686 million or 6.5% of total gross loans excluding the PPP balance at June 30, 2020, well below the median at-risk percentage for our asset class. These industries include hospitality ($413 million), energy and utilities ($79 million), colleges and universities ($65 million), CRE retail sales ($54 million), franchise restaurants and dining ($51 million), and entertainment-only businesses ($24 million), using data as of June 30, 2020. In addition, we would note that the Bank has only modest exposure to construction and development loans (6/30/20: $129 million, 1.2% of loans), a business line that has fared poorly across the banking industry in prior economic downturns.

Jay Sidhu, Chairman and CEO of Customers Bancorp, purchased 10,000 shares of the company’s stock at an average price of $12.75 on September 8, 2020.

In consideration of recent financial trends, we are offering the following financial guidance (with full year 2020 guidance unchanged):

•Excluding PPP Loans, the balance sheet at December 31, 2020 is expected to be about the same or slightly higher relative to December 31, 2019.
•Excluding PPP loans, the TCE-to-TA1 ratio is projected to be at least 7.00% at December 31, 2020 and 7.50%-8.00% by March 31, 2021.
•The PPP program is expected to generate a total of approximately $100 million in pre-tax origination revenues.
•Excluding PPP loans, the NIM is forecast to contract moderately in Q3 2020 due to temporarily elevated excess liquidity and fall between 2.90% and 3.00% for the full year 2020.
•Operating expenses are projected to remain flat over the next few quarters.
•The effective tax rate is expected to be 22.0% - 23.0% for 2020.
•We forecast operating EPS near $3.00 for 2020 and target operating EPS at $6.00 by 2026.

The pending merger of Megalith Financial Acquisition Corp. and BankMobile Technologies, a subsidiary of Customers Bank, is on track. Megalith Financial is expected to file a preliminary proxy statement with the SEC shortly.

1. TCE-to-TA ratio is defined as tangible common equity divided by tangible assets. This is a non-GAAP measure.

About Customers Bancorp, Inc.
Customers Bancorp, Inc. is a bank holding company located in West Reading, PA that provides financial services through its subsidiary, Customers Bank, a full-service super-community bank with assets of $17.9 billion at June 30, 2020. A member of the Federal Reserve System with deposits insured by the Federal Deposit Insurance Corporation, Customers Bank is an equal opportunity lender that provides a range of banking and lending services to small and medium-sized businesses, professionals, individuals, and families. Services and products are available wherever permitted by law through mobile-first apps, online portals, and a network of offices and branches. Customers Bancorp’s voting common shares are listed on the New York Stock Exchange under the symbol CUBI. Additional information can be found on the company’s website, www.customersbank.com.

 “Safe Harbor” Statement
In addition to historical information, this press release may contain ”forward-looking statements” within the meaning of the ”safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements with respect to Customers Bancorp, Inc.’s strategies, goals, beliefs, expectations, estimates, intentions, capital raising efforts, financial condition and results of operations, future performance and business. Statements preceded by, followed by, or that include the words ”may,” ”could,” ”should,” ”pro forma,” ”looking forward,” ”would,” ”believe,” ”expect,” ”anticipate,” ”estimate,” ”intend,” ”plan,” or similar expressions generally indicate a forward-looking statement. These forward-looking statements involve risks and uncertainties that are subject to change based on various important factors (some of which, in whole or in part, are beyond Customers Bancorp, Inc.’s control). Numerous competitive, economic, regulatory, legal and technological events and factors, among others, could cause Customers Bancorp, Inc.’s financial performance to differ materially from the goals, plans, objectives, intentions and expectations expressed in such forward-looking statements, including: the adverse impact on the U.S. economy, including the markets in which we operate, of the coronavirus outbreak, and the impact of a slowing U.S. economy and increased unemployment on the performance of our loan and lease portfolio, the market value of our investment securities, the demand for our products and services and the availability of sources of funding; the effects of actions by the federal government, including the Board of Governors of the Federal Reserve System and other government agencies, that effect market interest rates and the money supply; actions that we and our customers take in response to these developments and the effects such actions have on our operations, products, services and customer relationships; the effects of changes in accounting standards or policies, including Accounting Standards Update (ASU) 2016-13, Financial Instruments—Credit Losses (CECL); and, our ability to divest BankMobile on terms and conditions acceptable to us, in the timeframe we currently intend, and the possible effects on our business and results of operations of a divestiture of BankMobile or if we are unable to divest BankMobile for an extended period of time. Customers Bancorp, Inc. cautions that the foregoing factors are not exclusive, and neither such factors nor any such forward-looking statement takes into account the impact of any future events. All forward-looking statements and information set forth herein are based on management’s current beliefs and assumptions as of the date hereof and speak only as of the date they are made. For a more complete discussion of the assumptions, risks and uncertainties related to our business, you are encouraged to review Customers Bancorp, Inc.’s filings with the Securities and Exchange Commission, including its most recent annual report on Form 10-K for the year ended December 31, 2019, subsequently filed quarterly reports on Form 10-Q and current reports on Form 8-K, including any amendments thereto, that update or provide information in addition to the information included in the Form 10-K and Form 10-Q filings, if any. Customers Bancorp, Inc. does not undertake to update any forward-looking statement whether written or oral, that may be made from time to time by Customers Bancorp, Inc. or by or on behalf of Customers Bank, except as may be required under applicable law.